Exhibit 10.5

PERFORMANCE STOCK UNIT AWARD AGREEMENT

JUNIPER PHARMACEUTICALS, INC.

AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE PLAN

THIS AGREEMENT (the “Agreement”) is made effective as of the __ day of _________, 20[__] (hereinafter called the “Date of Grant”), between Juniper Pharmaceuticals, Inc., a Delaware corporation (hereinafter called the “Company”), and ______________ (hereinafter called the “Participant”):

R E C I T A L S:

WHEREAS, the Company has adopted the Amended and Restated 2015 Long-Term Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the Performance Stock Units provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

Number of Stock Units Awarded	__________Stock Units (the “Award”)

I. Grant of Restricted Security Units.  The Committee hereby grants to the Participant under the Plan the  number of Performance Stock Units set forth in this Agreement, and subject to all of the terms and conditions in this Agreement and the Plan, copies of which the Participant acknowledges having received.  Unless otherwise defined herein, the capitalized terms in this Agreement shall have the meanings ascribed to those terms in the Plan.  In the event of a conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall prevail unless otherwise indicated.

1. Vesting Criteria.  The Performance Stock Units shall vest, if at all, upon the attainment of the -performance objectives set forth on Exhibit 1 to this Agreement (the “Performance Objectives”), which shall be determined in the sole discretion of the Committee.  Notwithstanding anything herein to the contrary, if any Performance Objective has not been met by the date set forth on Exhibit 1 with respect to the relevant Performance Objective, the Performance Stock Units with respect to such Performance Objective shall immediately be forfeited without any further action.

Except as set forth below, Performance Stock Units that are unvested as of Participant’s Termination of Service (as defined in the Plan) with the Company shall be immediately forfeited as of such termination and the Company shall have no further obligations with respect thereto.

No Performance Stock Units granted to Participant shall vest in accordance with the terms of this Agreement and Exhibit 1 unless and until the Committee certifies that the relevant Performance Objectives(s) have been achieved.  This determination of whether any Performance Objective has been met shall be made within a reasonable period following the availability of all data necessary to determine whether the Performance Objectives have been achieved.

Notwithstanding anything to the contrary in this Agreement or in the Plan, this Award shall become fully vested upon a Change of Control.

3. Conversion into Common Stock.  Shares of Common Stock will be issued as soon as practicable following vesting of the Performance Stock Units, but in no event later than March 15th of the year following the year in which the vesting occurs.  The Common Stock will be issued in Participant’s name (or may be issued to Participant’s executor or personal representative, in the event of Participant’s death or Disablement), and may be effected by recording shares on the stock records of the Company or by crediting shares in an account established on Participant’s behalf with a brokerage firm or other custodian, in each case as determined by the Company.  In no event will the Company be obligated to issue a fractional share.

Notwithstanding the foregoing, the Company will not be obligated to deliver any shares of the Common Stock during any period when the Company determines that the conversion of a Performance Stock Unit or the delivery of shares hereunder would violate any laws of the United States and/or may issue shares of Common Stock subject to any restrictive legends that, as determined by the Company’s counsel, are necessary to comply with securities or other regulatory requirements.

4. Suspension or Termination of Performance Stock Units for Misconduct.  If at any time the Committee reasonably believes that Participant has committed an act of misconduct, the vesting of the Performance Stock Units may be suspended pending a determination of whether an act of misconduct has been committed. If the Board or the Committee determines that Participant has committed an act of misconduct, all Performance Stock Units not vested as of the date the Company was notified that Participant may have committed an act of misconduct will be cancelled and neither Participant nor any beneficiary will be entitled to any claim with respect to the Performance Stock Units whatsoever. Any determination by the Board or the Committee with respect to the foregoing will be final, conclusive, and binding on all interested parties. For the purposes of this Agreement, misconduct means: embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company, breach of fiduciary duty or deliberate disregard of Company rules resulting in loss, damage or injury to the Company, an unauthorized disclosure of any Company trade secret or confidential information, any conduct constituting unfair competition, inducing any customer to breach a contract with the Company or inducing any principal for whom the Company acts as agent to terminate such agency relationship.

5. Termination of Employment.  Except as expressly provided otherwise in this Agreement, if Participant’s employment by the Company terminates for any reason, whether voluntarily or involuntarily, all Performance Stock Units not then vested will be cancelled on the date of employment termination, regardless of whether such employment termination is as a result of a divestiture or otherwise.   In addition, Participant’s transfer from the Company to any Subsidiary or from any one Subsidiary to another, or from a Subsidiary to the Company is not deemed a termination of employment.

6. Tax Withholding.  Participant shall, no later than the date as of which the value of any portion of this Award first becomes includable in the gross income of Participant for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income.  The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Participant.  The Company’s obligation to deliver Common Stock to Participant is subject to and conditioned on tax withholding obligations being satisfied by Participant.

Unless provided otherwise by the Committee, these obligations will be satisfied by the Company withholding from the number of shares of Common Stock that would otherwise be issued hereunder with a Fair Market Value up to the required withholding amount.  The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the Performance Stock Units or the subsequent sale of any of the shares of Common Stock underlying the Performance Stock Units that vest and are settled. The Company does not commit and is under no obligation to structure this Award to reduce or eliminate Participant’s tax liability.

7. Rights as a Stockholder. Participant will have the rights of a stockholder only after shares of the Common Stock have been issued to Participant following vesting of Participant’s Performance Stock Units and satisfaction of all other conditions to the issuance of those shares as set forth in this Agreement.  Performance Stock Units will not entitle Participant to any rights of a stockholder of Common Stock and there are no voting or dividend rights with respect to Participant’s Performance Stock Units.

8. Uncertificated Shares.  To the extent that this Agreement provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or quotation system on which Shares are listed or quoted.

9. Successors and Assigns.  This Agreement shall be binding on all successors and assigns of the Company and Participant, including, without limitation, the estate of Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of Participant’s creditors.

10. The Delivery and Execution of Electronic Documents.  To the extent permitted by applicable law, the Company may (a) deliver by email or other electronic means (including posting on a website maintained by the Company or by a third party under contract with the Company) all documents relating to the Performance Stock Units (including without limitation, prospectuses required by the U.S. Securities and Exchange Commission) and all other documents that the Company is required to deliver to its shareholders (including without limitation, annual reports and proxy statements) and (b) permit Participants to electronically execute applicable Performance Stock Units documents (including, but not limited to, this Agreement) in a manner prescribed by the Committee.

11. Transferability. The Performance Stock Units may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by Participant otherwise than by will or by the laws of descent and distribution or pursuant to a domestic  relations order, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Performance Stock Units to heirs or legatees of Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.

12. Employment Rights; Excluded Compensation.  Neither the Performance Stock Units, this Agreement, nor any action taken hereunder shall be construed as giving Participant the right to be retained in the employ or service of the Company or any of its subsidiaries or affiliates and shall not lessen or affect the Company’s right to terminate the employment of or make any other employment-related decisions regarding such Participant, with or without Cause.

13. Section 409A.  This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code  If any provision of the Plan or this Agreement could cause the Performance Stock Units to be subject to additional taxes, accelerated taxation, interest or penalties under Section 409A of the Code, the Company may, in its sole discretion and without the Participant’s consent, modify the Plan and/or this Agreement:  (i) to comply with, or avoid being subject to, Section 409A of the Code, or to avoid the imposition of any taxes, accelerated taxation, interest or penalties under Section 409A of the Code, and (ii) to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code.  This Section 13 does not create an obligation on the part of the Company to modify the Plan or this Agreement and does not guarantee any tax treatment with respect to the Performance Stock Units.

14. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to Participant at the address appearing in the personnel records of the Company for Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

15. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflicts of laws.

16. Broad Authority. By accepting this Agreement, Participant agrees and acknowledges that all decisions and determinations of the Committee shall be final and binding on Participant, his or her beneficiaries and any other person having or claiming an interest in the Performance Stock Units.

17. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

18. Severability. If any provision of this Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Agreement or the Performance Stock Units under any applicable law, such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Agreement and the grant of the Performance Stock Units hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Agreement and the award shall remain in full force and effect).

19. Complete Agreement. Except as otherwise provided for herein, this Agreement and those agreements and documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Participant.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be effective as of the day and year first above written.

Juniper Pharmaceuticals, Inc.

Name:

Title:

Participant

NAME
TITLE

EXHIBIT 1

PERFORMANCE OBJECTIVES